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                                                                   Exhibit 10.35

                              SETTLEMENT AGREEMENT

         This Settlement Agreement is entered into this 12th day of March, 1998 by and among the States listed in Appendix A hereto (collectively, "Plaintiffs" or "Settling States") and Brooke Group Ltd., a Delaware corporation ("Brooke Group"), Liggett & Myers Inc., a Delaware corporation ("Myers"), and Liggett Group, Inc., a Delaware corporation (which, with Myers, is hereinafter referred to as "Liggett").

                                    RECITALS

         WHEREAS,

         A. The Plaintiffs, by and through their respective Attorneys General, (the "Attorneys General") have brought or are contemplating bringing civil actions in various jurisdictions across the nation ("Actions") against, among others, The American Tobacco Company, Inc., B.A.T. Industries, P.L.C., British-American Tobacco Company Ltd., R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation, Philip Morris, Inc., Liggett & Myers, Inc., Lorillard Tobacco Company, and United States Tobacco Company and their various parent and related companies ("Defendants"), asserting claims for, among other things, expenses allegedly arising from tobacco-related matters and injunctive relief concerning sales of cigarettes to minors.

         B. Because of the importance of this Settlement Agreement and the undertakings by Liggett and Brooke Group herein to the goals of the Attorneys General, including the prosecution of the Actions against Non-Settling Defendants, the Settling States have agreed to extend financial settlement terms to Liggett and Brooke Group, which will not be offered to any other Defendants, all as set forth in this Settlement Agreement.

         C. The Attorneys General acknowledge and agree that this Settlement Agreement, including the cooperation provisions


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thereof, are important to the prosecution of their Actions against the
Non-Settling Defendants.

         D. The Attorneys General and Liggett and Brooke Group recognize and support the public interest in preventing smoking by, or promotion of smoking to, children and adolescents.

         E. Liggett and Brooke Group have denied, and continue to deny any wrongdoing or any legal liability of any kind in all of the above-mentioned actions. F. The Settling States and the Attorneys General recognize and acknowledge that the cooperation being provided by Liggett and Brooke Group is valuable to the continued prosecution of the claims against the tobacco industry and Non-Settling Defendants. Further, the Settling States and the Attorneys General acknowledge that the change in warning labels provided for in this Settlement Agreement is a step toward properly informing consumers more fully of the truth about cigarettes and the consequences of smoking, as is the statement by Liggett also provided for herein.

         G. Members of the tobacco industry have for many years acted in concert to seek to deny, refute or dilute warnings concerning smoking issued by the United States Surgeon General, the Environmental Protection Agency and other respected health authorities. Liggett and Brooke Group have determined, in entering into agreements settling smoking-related litigation, that they will not be party to this industry activity.

         Now, therefore, in consideration of the foregoing and of the promises and covenants set forth in this Agreement, the undersigned Attorneys General, on their own behalf and on behalf of their respective States, and Liggett and Brooke Group hereby stipulate and agree that the Settling States' Attorney General Actions shall be settled as against Liggett and Brooke Group, on the terms contained herein, as follows:



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                             SECTION 1: DEFINITIONS.

         As used in and solely for the purposes of this Agreement, in addition to terms defined elsewhere in the Agreement, the following terms shall have the following respective meanings:

         1.1. "AFFILIATE" means a Present Affiliate or a Future Affiliate, as described below.

         1.2. "AGREEMENT" means this Settlement Agreement.

         1.3. "ATTORNEYS GENERAL" means those State Attorneys General who have brought (or are contemplating bringing) civil actions against the Defendants.

         1.4. "ATTORNEY GENERAL ACTIONS" OR "ACTIONS" means those tobacco related civil actions filed by the States/Territories listed in Appendix A hereto.

         1.5. "ATTORNEY GENERAL SETTLEMENT FUND BOARD" or "ATTORNEY GENERAL BOARD" means the entity established pursuant to Section 6 of this Settlement Agreement.

         1.6. "BROOKE GROUP" means Brooke Group Ltd. and its Present Affiliates, other than Liggett.

         1.7. "CIGARETTE" means any product, including components, accessories, or parts, which is intended to be burned under ordinary conditions of use and consists of: (1) any roll of tobacco wrapped in paper or in any substance not containing tobacco; or (2) any roll of tobacco wrapped in any substances containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as described in subparagraph (1).




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         1.8. "CIGARETTE PACK" means a unit of twenty Cigarettes or one ounce of
Tobacco Snuff or any other similar method of delivery to consumers.

         1.9. "COST PER CIGARETTE PACK" means, with respect to a Tobacco Company, the aggregate costs incurred by such Tobacco Company under a Global Settlement during a specified year, divided by the number of Cigarette Packs manufactured by such Tobacco Company during such year, as determined by The Maxwell Consumer Report published by Wheat First Butcher Singer or a similar or successor report.

         1.10. "DEFENDANTS" means The American Tobacco Company, Inc., B.A.T. Industries, P.L.C., British-American Tobacco Company, LTD., R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation, Philip Morris, Inc., Liggett & Myers, Inc., Lorillard Tobacco Company, and United States Tobacco Company and their various parent and related companies.

         1.11. "DOMESTIC TOBACCO OPERATIONS" means the manufacture or sale of cigarettes and any other tobacco products in the United States, its territories, its possessions and the Commonwealth of Puerto Rico.

         1.12. "DOWNSTREAM DISTRIBUTION ENTITY" means any person or entity that furthers the distribution of tobacco products at any point from the original place of manufacture to individuals for personal consumption, including, without limitation, wholesalers, retailers, private label purchasers and control label purchasers. Such term shall not include common carriers.

         1.13. "FDA" means the Food and Drug Administration.

         1.14. "FDA RULE" means the regulations promulgated by the FDA on August 28, 1996 concerning the sale and distribution of cigarettes and other products at 60 Fed. Reg. 44396, to be codified at 21 C.F.R. Parts 801, 803, 804 807, 820 and 897.




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         1.15. "FUTURE AFFILIATE" means any one entity, other than an entity with a Market Share greater than 30% as of the date of this Agreement, which is a Non-Settling Tobacco Company (including any successor to or assignee of its assets) if such entity or an Affiliate of such entity with the prior written approval of Brooke Group, subsequent to the date, and during the term of this Agreement but prior to March 20, 2001: (i) directly or indirectly acquires or is acquired by Liggett or Brooke Group; (ii) directly or indirectly acquires all or substantially all of the stock or assets of Liggett or Brooke Group; (iii) all or substantially all of whose stock or assets are directly or indirectly acquired by Liggett or Brooke Group; or (iv) directly or indirectly merges with Liggett or Brooke Group or otherwise combines on any basis with Liggett or Brooke Group.

         1.16. "FUTURE AFFILIATE TRANSACTION" means a transaction, or series of transactions, by which an entity becomes a Future Affiliate.

         1.17. "GLOBAL SETTLEMENT" means any national disposition, settlement, agreement or other arrangement, by way of legislation, executive order, regulation, taxation, levy, fine, Class Action settlement, court order or otherwise of smoking-related litigation, in direct or indirect connection with which one or more Tobacco Companies receives the benefit of a limitation of, or total or partial immunity from, liability to plaintiffs for the types of claims released under the terms of this Agreement.

         1.18. "INITIAL SETTLEMENT" means the settlement agreement entered into by the Initial Settling States and the Settling Defendants on March 15, 1996.

         1.19. "INITIAL SETTLING STATES" means the States of Mississippi, West Virginia, Florida, and Louisiana, the Commonwealth of Massachusetts and the respective Attorneys General thereof.




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         1.20. "LIGGETT" means Liggett Group, Inc. and Liggett & Myers, Inc., and their affiliates and subsidiaries.

         1.21. "MARCH 1997 AGREEMENT" means the settlement agreement entered into by the Settling Defendants and seventeen States on March 20, 1997, and several subsequent States thereafter.

         1.22. "MARKET SHARE" means, with respect to a Defendant and a specified year, the Domestic Tobacco Operations market share in that year of all of such Defendant's cigarettes and other tobacco products, as determined by The Maxwell Consumer Report published by Wheat First Butcher Singer or a similar or successor report.

         1.24. "NATIONAL" means actually covering or potentially covering (whether by block grants to states, localities or other governmental entities or otherwise) the United States or the United States and one or more of its territories, possessions and the Commonwealth of Puerto Rico.

         1.25. "NON-RELEASING GOVERNMENTAL ENTITY" means any department, agency, and other political subdivision or unit of any Settling State which, under the applicable law of such Settling State, is not considered to be part of such State and/or which is not legally represented by the Attorney General for such State in this matter. Depending upon the laws of each such Settling State, this may include cities, counties, municipalities, parishes, townships, boroughs, taxing districts, special districts or other local units of government.

         1.26. "NON-SETTLING TOBACCO COMPANIES" AND "NON-SETTLING DEFENDANTS" means each of The American Tobacco Co., Lorillard Tobacco Co., Philip Morris Inc., R.J. Reynolds Tobacco Co., Brown & Williamson Tobacco Corp., and United States Tobacco Co.

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         1.27. "OTHER SETTLEMENT" means settlement of an action which is not a
Global Settlement.

         1.28. "PARENT" with respect to Liggett means Brooke Group, and with respect to any other specified corporation or entity, means another corporation, partnership or other entity which directly or indirectly controls such specified corporation or entity.

         1.29. "PARTIES" means the Attorneys General and Brooke Group and
Liggett.

         1.30. "POPULATION" means, with respect to a geographic area, the population of that area as reported in the most recent census conducted by the United States Bureau of the Census.

         1.31. "PRESENT AFFILIATE" means, with respect to a specified corporation or entity, another corporation, partnership or other entity which as of the date of this Agreement, directly or indirectly controls, is controlled by, or is under common control with, such specified corporation or entity including any and all Parents, subsidiaries, and/or sister corporations or entities of such specified corporation or entity.

         1.32. "PRESENT VALUE" means, with respect to a specified amount or amounts, the present value of such amount or amounts as calculated using a discount rate equal to the yield on 10-year Treasury Notes as reported in the WALL STREET JOURNAL at the time of such calculation; provided that where such amount or amounts are not otherwise determinable, the amount or amounts to be present-valued shall be deemed to be the average for the most recent three years.

         1.33. "PRETAX INCOME" means with respect to Liggett, for a specified year, the "Income before Income Taxes" as determined in accordance with generally accepted accounting principles ("GAAP") of Liggett for its most recent fiscal year, as reported in filings





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to the United States Securities and Exchange Commission or, if there is no such filing, as reported by Liggett's independent outside auditors. If GAAP changes in any material respect during the term of this Agreement so that the benefits anticipated by the parties (in light of GAAP applicable on the date of this Agreement), an appropriate adjustment shall be made to the formulas and calculations hereunder to achieve the parties' expectations as of the date hereof.

         1.34. "PROTECTIVE ORDER" or "STIPULATION REGARDING LIGGETT DOCUMENTS" means, with respect to privileged documents produced by a Settling Defendant in an Attorney General Action, an order in that Action: (a) protecting the confidentiality of such documents; (b) providing that such documents may be used only in that Attorney General Action and, to the extent permitted by law, only under seal; and, (c) providing that, to the extent such documents are or may be subject to the attorney/client privilege or the attorney work product doctrine, such production or use of the documents does not constitute a waiver of such privilege, doctrine or protection with respect to any party other than the Attorney General to whom the documents are produced subject to the order. The provisions of the order shall not apply to documents claimed to be privileged but which are determined by the court in any Action not to be privileged for reasons other than waiver due to production pursuant to this Agreement.

         1.35. "SETTLEMENT FUND" means the fund established in accordance with the terms of Section 6 of this Agreement, which shall be established in a reputable bank or other financial institution, to provide a secure and interest-bearing fund, and which shall be solely controlled by the Attorney General Settlement Fund Board.





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         1.36. "SETTLING DEFENDANTS" means Brooke Group and/or Liggett.

         1.37. "SETTLING DEFENDANTS' COUNSEL" means the law firm of Kasowitz, Benson, Torres & Friedman L.L.P.

         1.38. "SETTLING STATES" OR "STATES" means the States and Territories listed in Appendix A hereto and Subsequent Settling States and Territories, if any.

         1.39. "STATE'S ALLOCATION" means the allocation percentage noted for each entity as identified and listed on Appendix B attached to this Settlement Agreement and incorporated by reference.

         1.40. "SUBSEQUENT SETTLING STATES" means States and Territories, other than those listed in Appendix A hereto, which separately execute this Agreement with the Settling Defendants.

         1.41. "TOBACCO COMPANIES" means the Defendants.

         1.42. "TOBACCO OPERATIONS" means the manufacture and/or sale of cigarettes or any other tobacco products.

         1.43. "TOBACCO PRODUCTS" includes, without limitation, cigarettes, cigars, and smokeless tobacco, including snuff, and spit, loose and chewing tobaccos.

         1.44. "TOBACCO SNUFF" means any cut, ground, powdered, or leaf tobacco that is intended to be placed in the oral cavity.

                      SECTION 2: SETTLEMENT PURPOSES ONLY.

         This Agreement is for settlement purposes only, and neither the fact of, or any provision contained in, this Agreement nor any action taken hereunder shall constitute, be construed as, or be admissible in evidence against the Settling Defendants as any admission of the validity of any claim, any argument or any fact




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alleged or which could have been alleged by Plaintiffs as to their standing or as to any jurisdictional, constitutional or any other legal or factual issue in any Attorney General Action, or alleged or which could have been alleged in any other action or proceeding of any kind, or of any wrongdoing, fault, violation of law, or liability of any kind on the part of the Settling Defendants or any admission by them of any claim or allegation made or which could have been made in any Attorney General Action or in any other action or proceeding of any kind, or as an admission by any of the Plaintiffs of the validity of any fact or defense asserted against them in any Attorney General Action or in any other action or proceeding of any kind.

                               SECTION 3: PARTIES.

         3.1. This Agreement shall be binding, in accordance with the terms hereof, upon Brooke Group, Liggett and the Settling States; provided that, notwithstanding anything else contained in this Agreement, the payment obligations of this Agreement shall be binding only upon Liggett.

         3.2. No Settling Defendant shall sell, use, dispose or transfer substantially all of its cigarette brands or businesses without first causing the acquirer, on behalf of itself and its successors, to be bound by all of the obligations of a Settling Defendant pursuant to Sections 4.2 and 4.4 through 4.9 hereunder as to such transferred brands or businesses; provided that this
Section 3.2 shall not apply to the extent such sale, disposition or transfer is required by the Federal Trade Commission, Department of Justice, State Attorney General or court order.



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                    SECTION 4: PUBLIC STATEMENT; COOPERATION;
                             ADVERTISING LIMITATION.

         4.1. Upon execution of this Settlement Agreement, Liggett shall, by and through its Director, Bennett S. LeBow, issue a public statement substantially in the following form and substance:

                  I am, and have been for a number of years, a Director of Liggett Group Inc., a manufacturer of cigarettes. Cigarettes were identified as a cause of lung cancer and many other diseases as early as 1950. I, personally, am not a scientist. But, like all of you, I am aware of the many reports concerning the ill-effects of cigarette smoking. We at Liggett know and acknowledge that, as the Surgeon General and respected medical researchers have found, cigarette smoking causes health problems, including lung cancer, heart and vascular disease and emphysema. We at Liggett also know and acknowledge that, as the Surgeon General, the Food and Drug Administration and respected medical researchers have found, nicotine is addictive.

                  Liggett will continue to engage in the activity of selling cigarettes to adults, but will endeavor to ensure that these adult smokers are aware of the health risks and addictive nature of smoking. As part of our efforts, we will do the following:

                  1. Liggett will add a prominent warning to each of our packages of cigarettes and all of our cigarette advertising stating that "Smoking is Addictive".

                  2. Liggett supports and will not challenge Food and Drug Administration regulations concerning the sale and distribution of nicotine-containing cigarettes and smokeless tobacco products to children and adolescents.




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         Accordingly, Liggett has agreed to comply with many of these regulations even before they apply to the tobacco industry generally.

                  3. Liggett has instructed its advertising and marketing people to scrupulously avoid any and all advertising or marketing which would appeal to children or adolescents. Liggett acknowledges that the tobacco industry markets to "youth," which means those under 18 years of age, and not just those 18-24 years of age. Liggett condemns this practice and will not market to children. Liggett agrees that if it sees industry advertisements which in its view are aimed at children, it will bring this to the attention of the Attorneys General.

                  4. In accordance with our settlement agreements, Liggett agrees to fully cooperate with the Attorneys General in their lawsuits against the other tobacco companies. To that end, Liggett will make available to the Attorneys General, all relevant documents and information, including documents subject to Liggett's own attorney-client privileges and work product protections, and will assist those parties in obtaining prompt court adjudication of the rest of the tobacco industry's joint privilege claims.

         4.2. As promptly as reasonably practicable, but no later than six months after execution of this Settlement Agreement, Settling Defendants shall cause to be printed boldly, on all of their Cigarette packages and in all of their Cigarette advertising, in addition to the warnings mandated under the Federal Cigarette Labeling and Advertising Act, as amended 15 U.S.C. section 1331 ET SEQ., the statement that cigarette smoking is addictive. To the extent any Settling Defendant manufactures and



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sells other Tobacco Products, a similar warning shall be placed on such products.

         4.3. With respect to each Settling State, upon execution of this Agreement, each Settling Defendant shall:

         (1) cooperate with such Attorney General, and the attorneys representing such Attorney General, in that such Settling Defendant will take no steps to impede or frustrate these counsels' civil investigations into, or civil prosecutions of, any of the Non-Settling Tobacco Companies in those actions, so as to secure the just, speedy and inexpensive determination of all such smoking-related claims against said non-settling persons and entities;

         (2) cooperate in and facilitate reasonable non-party discovery from Settling Defendants in connection with such Attorney General Action;

         (3) actively assist the attorneys representing the Attorneys General in identifying and locating any and all persons known to such Settling Defendant to have documents or information that is discoverable in such proceedings, to actively assist said counsel in interviewing and obtaining documents and information from all such persons, and to encourage such person to cooperate with the Attorneys General; and shall actively assist counsel in interpreting documents relating to litigation against Non-Settling Tobacco Companies; and

         (4) insofar as such Settling Defendant has or obtains any material information concerning any fraudulent or illegal conduct on the part of any parties, including Non-Settling Tobacco Companies, their agents, or their co-defendants designed to frustrate or defeat the


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         claims of the plaintiffs against such parties, companies, agents or co-defendants, or which have the effect of suppressing evidence relevant to smoking claims, disclose such information to the appropriate judicial and regulatory agencies.

         4.3.1. With respect to each Settling State, subject to, and promptly after, the entry of a "Protective Order" or a "Stipulation Regarding Liggett Documents" by the court in which the respective Attorney General Action is pending, each Settling Defendant shall:

         (1) promptly provide all documents and information that are relevant to the subject matter of the Actions or which are likely to lead to admissible evidence in connection with the claims asserted in any of the Actions, subject to the provisions of Section 4.3.1(2) hereof;

         (2) waive any and all applicable attorney-client privileges and work product doctrine protections with respect to such documents and information. Such waiver shall not extend to (a) documents and information not relevant to the subject matter of the Actions or not likely to lead to admissible evidence in connection with claims asserted in any of the Actions or (b) documents subject to a joint defense or other privilege or protection which Settling Defendants cannot legally waive unilaterally, except that the waiver by the Settling Defendant shall apply, to the extent permitted by law, to its own joint defenses or other privileges. To the extent that a Settling Defendant has a good faith belief, or one or more Non-Settling Tobacco Companies claims, that documents to be provided pursuant to Section 4.3.1(1) and 4.3.1(5) hereof may be



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         subject to a joint defense or other privilege (or a claim of such privilege or confidentiality) of one or more of the Non-Settling Tobacco Companies, such documents shall be deposited under seal for IN CAMERA inspection by the court in which a Settling State's Attorney General Action is pending, together with a statement to such court that such Settling Defendant has concerns as to whether some or all of such documents should be protected from discovery, and the Parties agree to request that such court shall retain jurisdiction to resolve that issue. Liggett will participate in proceedings, including by way of court appearances or declarations, concerning issues of whether such documents are discoverable;

         (3) offer their employees, and any and all other individuals over whom they have control, and help locate former employees, to provide witness interviews of such employees and to testify in depositions and at trial; it being understood and agreed that Liggett will waive and hereby does waive any and all applicable confidentiality agreements to the extent such confidentiality agreements would restrict testimony under this Agreement, if any, to which such witnesses may be subject; and,

         (4) demand from its past or current national legal counsel all documents and information obtained by them in the course of representation of any Settling Defendant which in any way relates to the cooperation required in paragraphs 4.3(1) through 4.3.1(5) above, which should be provided to the Settling States as provided under this paragraph. 4.3.2. Nothing in this Agreement shall waive or alter the rights of the Attorneys General to obtain discovery of Liggett as required by a court order or case management order in any Attorneys General Action, provided that no order is sought that is inconsistent with this Agreement.




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         4.4. Each Settling Defendant, promptly after becoming bound by this
Agreement, shall consent to jurisdiction by the FDA for the sole purpose of promulgating the FDA Rule with respect to all Tobacco Companies. Further, each Settling Defendant, promptly after execution of this Agreement, shall endorse, support and assist in attempts by the FDA to have the FDA Rule become enforceable. Such efforts shall include, if and as reasonably requested by the Attorneys General, filing appropriate amicus briefs and other court papers in litigation relating to the FDA Rule.

         4.5. Each Settling Defendant shall follow and abide by the provisions of the FDA Rule, insofar as they pertain solely to such Settling Defendant's Domestic Tobacco Operations, as set forth in, and modified by, paragraphs 4.5.1 through 4.5.6 herein.

         4.5.1. FDA Rule section 897.16(b), as stated.

         4.5.2. FDA Rule section 897.16(d), as stated.

         4.5.3. FDA Rule section 897.30, as stated, and further extended such that no Settling Defendant shall locate, disseminate or cause to be disseminated advertising of any Tobacco Products in the out-of-doors, including, but not limited to, advertising on billboards.

         4.5.4. FDA Rule section 897.34(A), as stated.

         4.5.5. FDA Rule section 897.34(B), as stated.

         4.5.6. FDA Rule section 897.34(C), as stated.

         4.6 Each Settling Defendant shall follow and abide by the provisions set forth in paragraphs 4.6.1 through 4.6.7 herein.




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         4.6.1. No Settling Defendant shall encourage placement of point of sale advertisements within two feet of any fixture on which gum, candy or confection food is displayed for sale.

         4.6.2. No Settling Defendant shall make, or cause to be made, direct or indirect payments for Tobacco Product placement in movies (screen, video, or made for television), television programs or video games.

         4.6.3. No Settling Defendant shall make, or cause to be made, direct or indirect payments to glamorize or otherwise encourage or promote tobacco use in any media outlets appealing to minors, including, but not limited to, recorded and live performances of music.

         4.6.4. No Settling Defendant shall locate, post, disseminate or cause to be disseminated, any form of Tobacco Product advertising on the Internet or any other electronic information distribution system, unless such advertising is designed to be inaccessible in or from the United States of America.

         4.6.5. Audio and video format advertising otherwise permitted under the FDA Rule may be distributed to adult consumers at point of sale (i.e., no "static video displays").

         4.6.6. Subject to the provisions of Section 4.7, the Settling Defendants agree that in the event of any future Settlement Agreements and/or Consent Decrees between any Settling State and the Non-Settling Defendants related to restrictions on advertising and marketing, or requirements for labeling and packaging of Tobacco Products, in connection with a national or legislative settlement, the terms of this Settlement Agreement will be revised such that Liggett and Brooke Group will be required to abide by any additional restrictions or more restrictive requirements which may be adopted by such Settlement Agreement or Consent Decree.



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         4.7. Notwithstanding anything to the contrary in the FDA Rule or in this Agreement, Liggett will commence compliance with Sections 4.5 and 4.6 of this Agreement as soon as reasonably practicable, provided that if, in any year during the term hereof, Liggett's Market Share is less than 3%, Liggett may limit its compliance to the extent, if any, necessary to ensure that the net annual out-of-pocket cost to Liggett of such compliance, during such year, not exceed $1 million; and provided further that Liggett shall not be obligated pursuant hereto to breach pre-existing legal obligations, if any, it may have with respect to the matters covered by Sections 4.5 and 4.6 (and shall use its reasonable best efforts to minimize the degree to which any such obligations would impede its full compliance therewith). For purposes of this paragraph, the phrase "net annual out-of-pocket costs" means the excess of (a) the additional out-of-pocket expenditures incurred during a particular year by Liggett in complying with the matters specified in Sections 4.5 and 4.6, over (b) savings, if any, in out-of-pocket expenditures realized during such year by Liggett directly from the implementation of the matters covered by Sections 4.5 and 4.6.

         4.8. If, when and to the extent that the FDA Rule, in whole or in part, becomes an enforceable legal obligation binding upon all of the Defendants, each Settling Defendant will comply therewith, without consideration of any limits or exceptions herein. If the FDA Rule does not become such a legal obligation, Liggett shall, during the duration of this Agreement, continue to comply with Sections 4.5 and 4.6.

         4.9. Each Settling Defendant shall not use any cartoon characters, such as "Joe Camel," in any of its advertising and promotional materials and activities with respect to any Tobacco Products. No Settling Defendant shall enter into any new contract for advertising and promotion with respect to Tobacco Products






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using any such cartoon characters after the date the Settling Defendants become bound by this Agreement.

         4.10. Each Settling Defendant may, after becoming bound by this Settlement Agreement, continue in the manufacture, advertising and/or sale of Tobacco Products. This Settlement Agreement does not in any way abrogate or restrict the authority or ability of the Attorneys General to enforce future compliance with the laws of their respective States.

                          SECTION 5: GLOBAL SETTLEMENT.

         5.1. It is the intent of the parties that the financial terms, financial obligations or financial conditions of any Global Settlement are no more onerous on, or less favorable to, Brooke Group and Liggett than the financial terms, financial obligations or financial conditions of this Settlement Agreement. In furtherance of this intent, the Attorneys General will upon the execution hereof send letters, substantially in the form and substance of Appendix C hereto, to the President of the United States, the Congressional leadership, and the Chairpersons of Congressional committees or subcommittees that have jurisdiction over a Global Settlement, requesting that any Global Settlement contain financial terms, financial obligations or financial conditions that are no more onerous on, or less favorable to, Brooke Group and Liggett than the financial terms, financial obligations or financial conditions of this Settlement Agreement.

         5.2. In the event there is a Global Settlement at any time which contains financial terms, financial obligations or financial conditions as to Brooke Group and Liggett which are more onerous on, or less favorable to, Brooke Group and Liggett than those of this Settlement Agreement, then, in addition to, and not in derogation of any other rights or remedies Brooke Group and

Liggett may have, Brooke Group and Liggett shall have the right, at their option, to withdraw from further performance of the payment obligations of
Section 6 of this Agreement.

               SECTION 6. ATTORNEY GENERAL SETTLEMENT FUND BOARD.

         6.1. Except as may otherwise be provided herein, all amounts due and owing by each Settling Defendant under this Agreement shall be paid when due into the Attorney General Settlement Fund to be allocated and distributed to the Settling States by the Attorney General Settlement Fund Board in its sole discretion. The Attorneys General of the Settling States shall establish operational procedures and appoint representatives to the Settlement Fund Board for the sole purpose of distributing monies received from the Settling Defendants pursuant to this Agreement. The Settlement Fund Board may modify the percentages listed in Appendix B regarding States' Allocations as long as such modification does not increase the total amount to be paid by the Settling Defendants pursuant to this Settlement Agreement.

         6.2. Settling Defendants shall have no interest in or responsibility for allocations or distributions from the Settlement Fund and do not guarantee any earnings or insure against any losses from any portion of the Settlement Fund assets that may be maintained or administered as provided in Section 6.1 above.

         6.3. Subject to the terms of this Agreement, Liggett shall make the following payments:

         6.3.1 Liggett shall pay into the Attorneys' General Settlement Fund an initial payment of $25 million due 120 days from the date of a Future Affiliate Transaction. The amount payable under this Section 6.3.1 represents the same amount, and not in addition to the amount, payable under Section 6.3.1 of the March 1997 Agreement; and

         6.3.2. Liggett shall directly pay each Settling State and each Subsequent Settling State:

                  (a) One Hundred Thousand Dollars ($100,000), of which $50,000 is payable sixty (60) days from the date of this Agreement, and $50,000 is payable on November 30, 1998; and

                  (b) Nine Hundred Thousand Dollars ($900,000) in equal annual installments, indexed and adjusted for inflation, payable on December 31, 1999 and the following seven anniversaries of such date (except that any then remaining unpaid amount under this Section shall be due and payable within sixty (60) days of the date Liggett defaults on any of its payment obligations under this Agreement). These payments shall constitute reimbursement for the Settling States' cost of investigation, litigation, and attorney fees and, along with the payment under subparagraph (a) above, shall be made to each Settling States' designated payee. Each Settling State's share of the amounts identified in Section
                           6.3.2 and 6.3.3. shall be used by such state as determined by the Attorney General of each such state at his or her exclusive option, and as otherwise consistent with such state's law.

         6.3.3. For the duration of this Agreement pursuant to Section 9.1, and subject to the provisions of Sections 6.6 through 6.9, Liggett shall pay into the Settlement Fund, on a per Settling

State basis, annual payments each equivalent to the product of such Settling State's Allocation and 27.5% of Liggett's Pretax Income; provided that for each State above ten (10) that becomes a signatory to this Agreement, such percentage of Liggett's Pretax Income will increase on a pro rata basis from 27.5% to 30% by one-fourteenth of the difference per state over the initial ten (10) states that enter into this Agreement. Payments under this section 6.3.3 shall be due one hundred and twenty (120) days after the end of each fiscal year of Liggett. The first payment under this section 6.3.3 shall be due one hundred and twenty
(120) days after the end of fiscal year 1998.

         6.3.4. The annual payments of $112,500 to each Settling State pursuant to Section 6.3.2(b) shall act as a reduction of that Settling State's allocated percentage payment under Section 6.3.3. such that for each of the eight years referred to in Section 6.3.2(b) each Settling State will receive additional monies under Section 6.3.3. only to the extent that said Settling States' percentage allocation payment in that given year, is greater than $112,500.

         6.4. Liggett shall pay the reasonable and necessary expenses of the administration, allocation, and distribution of the Settlement Fund provided that Liggett shall not be obligated to pay more than One Million Dollars ($1,000,000.00) in any year for such expenses.

         6.5. Since the Settling Defendants are providing historic and valuable cooperation and other considerations under this Agreement, the amounts payable hereunder to the Settlement Fund shall represent the maximum amounts payable to the Settlement Fund under this Agreement.

         6.6. With respect to each Settling State, in the event of the entry of any final non-appealable monetary judgment in such Settling State's Attorney General Action (other than by way of settlement) against any one or more of the Non-Settling Tobacco Companies, then the Settling Defendants shall have the right to reduce the payments they are obligated to make pursuant to this Agreement to the extent necessary to make (i) the then Present Value of all amounts theretofore paid and thereafter payable to that Settling State pursuant to this Agreement by the Settling Defendants (such amounts being calculated for purpose of this Section 6.6 by multiplying (a) the total amount of the Settlement Fund allocated to all of the Settling States in that year by (b) such Settling State's Allocation per percentage point of the then Market Share of such Settling Defendant no more than seventy-five percent (75%) of (ii) the then Present Value of the dollar amount of such judgment per percentage point of the then Market Share of each such Non-Settling Tobacco Company; [Example: For purposes of this example of Section 6.6, assume: Liggett has a 2% Market Share (I.E., 2 points). A Non-Settling Tobacco Company has an 8% Market Share (i.e., 8 points), and in 1998 has a final judgment entered against it in an Attorney General Action that requires payments by such Non-Settling Tobacco Company with a then Present Value of $20 million. The Present Value of the amount allocable by Liggett to the Settling State in 1998 is $5 million.
Result: In 1998, Liggett would be permitted to reduce its future payments to the extent necessary to make the Present Value of its past and future payments $3.75 million -- I.E., no more than 75% of the Present Value of the judgment, all as adjusted for relative Market Share.


         The calculation would be as follows: Present Value of Liggett payment/2 points = .75 x judgment/8 points Present Value of Liggett payments = .75 x $20 million/4 = $3,750,000. Thus, the larger the judgment, the less the reduction. Under this example, if the judgment is $26,670,000 or more, there would be no reduction.] provided that such Settling Defendant give written notice of such reduction and the method of calculating such reduction to the Settling State's Attorney General as soon as practicable after the entry of judgment.

         6.7. In each year beginning with the second year after execution of this Agreement, the annual payment amount due under Section 6.3.3. of this Agreement from a Settling Defendant shall be decreased in proportion to any decrease and (only if there shall have been a prior such decrease) increased in proportion to any increase, in such Settling Defendant's Market Share from the prior year; provided, however, that (a) such annual payment amount shall not be so decreased to the extent, if any, that such annual payment amount in such year is decreased as a result of a decrease in such Settling Defendant's Pretax Income and (b) such annual payment amount shall never be increased such that the aggregate amount of any such increases exceeds the aggregate amount of any such decreases. [Example: For purposes of this example of Section 6.7, assume: There are 10 states as signatories to this Agreement, Liggett is obligated to pay 27.5% of Pretax Income, and Liggett's Pretax Income is $11 million each year, thus making Liggett's obligation under Section 6.3.3 of the settlement $3,025,000 per year during the term of this Agreement (27.5% of 11,000,000). Liggett's Market Share drops from 2% in 1997 and 1998 to 1.75% in 1999, but recovers to 1.9% in 2000, and then back to 2.0% in 2001.


         Reduction: In 1999, Liggett's amount due will be reduced by $378,125 to $2,646,875. Since Liggett's Market Share fell by .25 points or 12.5%, its payments would be reduced by 12.5% or 378,125 ($3,025,000 x .125). Recapture of Market Share: In 2000, Liggett's payments to climb commensurate to its increase of .15 in Market Share (1.75 to 1.9% to $2,873,750 (($2,646,875 + ($2,646,875 +
 .15/1.75)). In 2001, Liggett's payment would again increase commensurate to its increase of .1 in Market Share to $3,025,000 (($2,873,750 + $2,873,750 x
 .1/1.90)). Liggett would not be entitled to a "double reduction" for a decrease in both

Pretax Income and Market Share. Thus, if Liggett's .25 point drop in Market Share in 1998 were accompanied by a drop in Pretax Income between 1997 and 1998 from $11 million to $8 million, there would be no Market Share reduction, as Liggett's payment obligations (27.5% of Pretax Income) would have already fallen from $3,025,000 to $2,200,000.]

         6.8. In the event of a Global Settlement, the Settling Defendants shall have the right to reduce the aggregate payments due from Liggett in each year pursuant to Section 6.3.3 of this Agreement so that the aggregate payments due under that provision and all prior agreements with other States shall be no more that the lesser of (A) on a Cost Per Cigarette Pack basis, one-third of the lowest Cost Per Cigarette pack due in such year from the Non-Settling Tobacco Companies under such Global Settlement and (B) on a percentage of Pretax Income basis, one third of the lowest percentage of Pretax Income due in such year from the Non-Settling Tobacco Companies under such Global Settlement (such percentage to be computed as if the payments due from such companies were included in revenues and earnings).

         6.9. Liggett shall receive as a credit against the amounts due under
Section 6.3.3., any and all amounts it is required to pay under a Global Settlement.

         6.10. Settling Defendants agree not to take any action the primary purpose of which is to reduce Liggett's payment obligations under this Agreement.

                               SECTION 7. RELEASE.

         7.1. Upon the date each Settling State becomes bound by this Settlement Agreement, for good and sufficient consideration as described herein, each Settling State and each Attorney General thereof shall, for the duration or term of this Agreement

(whichever is shorter), be deemed to and hereby does release, dismiss and discharge each and every civil claim, right and cause of action (including, without limitation, all claims for damages, restitution, medical monitoring, or any other legal or equitable relief), known or unknown, asserted or unasserted, direct or indirect, which they had, now have or may hereafter have in their sovereign capacity against each Settling Defendant (including its past and present parents, subsidiaries, present affiliates, employees, directors and shareholders, but only in such capacities, vis-a-vis each such Settling Defendant and Downstream Distribution Entities of Settling Defendants, but only to the extent that such Downstream Distribution Entities would have cross-claims against Settling Defendants) which was based solely on the Settling Defendants' past conduct and which:

         (i) was asserted in that State's Attorney General Action, and/or

         (ii) was not asserted in said Action but which could have been asserted in said action and which arises out of, or is in furtherance of, or is related to the conduct, concerns, acts, facts, transactions, occurrences, representations, or omissions alleged therein.

         This Section 7.1 is not intended, in any fashion, to release or discharge any of the Non-Settling Tobacco Companies or any other Defendants in any Attorney General Action. Moreover nothing contained herein is intended in any fashion to release any claim other than claims that have been asserted by the settling states in their Attorney General Actions against the Settling Defendants by individuals, private entities, or Non-Releasing Governmental Entities.

         7.2. Upon the date each Settling State becomes bound by this Settlement Agreement, for good and sufficient consideration as described herein, each Settling Defendant shall for the duration or term of this Agreement (whichever is shorter) be deemed to and hereby does release, dismiss and discharge each and every claim, right, and cause of action (including, without limitation, all claims for damages, restitution, fees, expenses, or any other legal or equitable relief), whether known or unknown, asserted or unasserted, direct or indirect, which they had, now have or may hereafter have against each Settling State, and its public officials, employees, and agents which:

         1) was asserted in that State's Attorney General Action, and/or

         2) was not asserted in said action, but which could have been asserted in such action and which otherwise arises out of, or is in furtherance of, or is related to the conduct, concerns, acts, facts, transactions, occurrences, representations, or omissions alleged therein.

         7.3. Provided, however, as follows:

         1) If this Agreement expires upon completion of its full term, the releases set forth in Sections 7.1 and 7.2 herein shall continue and apply in full force and effect with respect to all released claims such that such claims shall be forever released, but only as to such claims through and including such date; if this Agreement terminates for any reason prior to its full term, these releases shall be of no further force and effect and Settling Defendants shall be entitled to a credit to the extent otherwise provided in the Agreement against all claims covered by the release for the full amount paid by such Settling Defendants hereunder.

         2) Except as specifically provided herein, the releases set forth in Sections 7.1 and 7.2 herein do not pertain or apply to any other existing or potential party in any present or future Attorney General Action.

         3) The releases set forth in Sections 7.1 and 7.2 herein do not in any way release claims which may be asserted by a releaser involving conduct unrelated to the manufacture and/or sale of Tobacco Products.

         4) The releases set forth in Section 7.1 and 7.2 herein do not in any way abrogate or restrict the authority or ability of the Attorneys General to enforce future compliance with the laws of their respective States, including the full range of remedies available to them for future violation of state law and/or this Agreement.

         5) Nothing in this Agreement is intended to prohibit the manufacture or sale of Tobacco Products in compliance with the provisions of this Agreement and all applicable Federal, State and local laws.

         6) With respect to the claims of any county, municipality or political subdivision within a Settling State that, as of the date of this Agreement, has brought an action against Settling Defendants separate and apart from the action brought against Settling Defendants by the Settling States encompassing such county, municipality or political subdivision, the releases set forth in Sections 7.1 and 7.2 herein do not release the claims of such county, municipality or political subdivision, except for the exclusively State share of the Medicaid funds claimed in any such action.

         7.4. Except as specifically provided herein, nothing in this Agreement shall prejudice or in any way interfere with the rights of Settling States or Settling Defendants to pursue any or all of their rights and remedies against Non-Settling Tobacco Companies or other parties not released hereunder.

           SECTION 8: CONSENT DECREE; REMEDIES; JURISDICTION OF COURT.

         8.1. The parties agree that this Settlement Agreement may be filed as a Consent Decree in those Settling States where Attorney General Actions are pending. Settling Defendants agree to fully cooperate with the Settling States to effectuate this provision by jointly requesting the court in any Attorney General Action, via motion or other appropriate pleading, that the court approve this Settlement Agreement in its entirety for filing as a Consent Decree.

         8.2. Nothing set forth in this Agreement shall be construed as waiving or limiting the rights and remedies (including any action for contempt of Court) of any of the Settling States to seek enforcement of this Agreement and the Consent Decree (in each such Settling State's Attorney General Action) in the event that one or more of the Settling Defendants defaults or otherwise violates any term of this Agreement or the Consent Decree. Each Settling State which has not filed an Attorney General Action against the Settling Defendants shall prosecute any violations of this Agreement through the filing of a separate Action to enforce the terms of this Agreement.

         8.3. This Agreement and the corresponding Consent Decree are intended to resolve all claims of the Settling States and the Settling Defendants: (1) in the Attorney General Actions and (2) in any other litigation in which claims released herein are asserted.

         8.4. The court in each Attorney General Action shall retain jurisdiction over this matter for the limited purpose of enforcing compliance with the Consent Decree and this Agreement.

                                SECTION 9: TERM.

         9.1. Unless earlier terminated in accordance with the provisions of this Agreement, the duration of this Agreement shall be twenty-five (25) years from March 20, 1997, provided that in the event of a Global Settlement, the duration of this Agreement shall be equal to the duration of the Global Settlement.

         9.2. In the event of a termination of this Agreement with respect to any Settling State, such Settling Defendant shall be entitled to offset any payments made to such Settling State prior thereto against any judgments thereafter obtained by such Settling State against such Settling Defendant in an Attorney General Action.

         9.3. If any Settling Defendant subsequently withdraws from this Agreement, or this Agreement, for whatever reason, is terminated other than by reason of expiration of its term, then the applicable statute of limitations or any similar time requirement for a Settling State or a terminating Settling Defendant to file a claim that would otherwise be released hereunder against, or by any Settling Defendant shall be tolled from the date such Settling State became bound by this Agreement until the later of the time permitted by applicable law or for one year from the date of such termination with the effect that the parties shall be in the same position as they were at the time the Settling State filed its original Attorney General Action with respect to the statute of limitations.

         9.4. Except as may be otherwise specifically provided in this Agreement, a termination by a Settling Defendant hereunder shall have the effect of rendering this Agreement as having no force or effect whatsoever, null and void AB INITIO, and not admissible as evidence for any purpose in any pending or future litigation in any jurisdiction. However, a termination shall not affect any prior cooperation or require the return of any documents produced to a Settling State pursuant to this Agreement.

                     SECTION 10: CONTINUING ENFORCEABILITY.

         Unless earlier terminated, as to the Settling States, this Agreement, and each provision of or obligation arising from this Agreement, shall continue and remain fully executory and enforceable if a Settling Defendant institutes or is subject to the institution against it of any proceeding or voluntary case under Title 11, United States Code, or other proceeding seeking to adjudicate it insolvent or seeking liquidation, winding up, reorganization, arrangement adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or other proceeding seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any part of its property (each, a "Bankruptcy Proceeding"). The Settling States agree that Brooke Group has the right, but not the obligation, to perform any and all monetary obligations of Liggett under this Agreement, including the cure of any default under Section 13.1 of this Agreement, notwithstanding the occurrence and continuation of any Bankruptcy Proceeding with respect to Liggett. The Settling States agree that they shall have no right to terminate or to call a default under Section 13.1 of this Agreement during any period of time in which Brooke Group is performing Liggett's monetary obligations herein.

                            SECTION 11: CONTRIBUTION
                              AND INDEMNITY CLAIMS.

         It is the intent of the parties that the payments to be made by Liggett with respect to the Attorneys General Actions settled hereby be limited to those payments set forth in this Agreement, and that Settling Defendants not be responsible for any payments relating to any contribution or indemnity claim asserted, or to be asserted, by any Non-Settling Defendant that may arise from any of such Attorneys General Actions. It is the further intent of the Parties that any protection that the Settling Defendants may enjoy from claims of contribution or indemnity shall be governed by the laws of the various States where such Attorneys General Actions are pending.

                   SECTION 12: TAX STATUS OF SETTLEMENT FUND.

         12.1. The Settlement Fund created under this Agreement will be established and maintained as a Qualified Settlement Fund ("QSF") in accordance with Section 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Any Settling Defendant shall be permitted, in its discretion, and at its own cost, to seek a private letter ruling from the Internal Revenue Service ("IRS") regarding the tax status of the Settlement Fund. The parties agree to negotiate in good faith any changes to the Agreement which may be necessary to obtain IRS approval of the Settlement Fund as a QSF.

         12.2. Representatives of the Settling States will be appointed to act as administrator of the Settlement Fund. As administrator, such representatives will undertake the following actions in accordance with the regulations under IRC section 468B: (a) apply for the tax identification number required for the Settlement Fund; (b) file, or cause to be filed, all tax returns the Settlement Fund is required to file under federal or state laws; (c) pay from the Settlement Fund all taxes that are imposed upon the Settlement Fund by federal or state laws; and (d) file, or cause to be filed, tax elections available to the Settlement Fund, including a request for a prompt assessment under IRC sec. 6501(d), if and when the administrator deems it appropriate to do so.

         12.3. The Settling Defendants, as transferors of the Settlement Fund shall prepare and file the information statements concerning their settlement payments to the Settlement Fund as required to be provided to the IRS pursuant to the regulations under IRC section 468B.

             SECTION 13: EFFECT OF A DEFAULT OF SETTLING DEFENDANT.

         13.1. In the event a Settling Defendant fails to make a payment due and owing under the terms of this Agreement, the Settling Defendant shall have sixty
(60) calendar days to cure the default subject to the additional payment of interest on the unpaid overdue amount at an interest rate of prime plus three
(3) percent. If the defaulting Settling Defendant does not cure the default in the time period provided in this Section 13.1, a Settling State shall have the right to terminate this Agreement as to their State or may apply to the court in which its respective Attorney General Action is pending for relief, in addition to any other remedies it may have hereunder.

         13.2. If after a reasonable notification period a Settling Defendant is in default of a non-remunerative provision of this Agreement, except for Sections 4.5 through 4.9, the Settling Defendant shall have thirty (30) calendar days to cure the default, unless the time period is shortened pursuant to court order as is reasonably necessary under the circumstances. If the defaulting Settling Defendant does not cure the default in the time period provided in this Section 13.2, a Settling State may apply for relief, including termination of this Agreement, to the court in which its respective Attorney General Action is pending, in addition to any other remedies it may have hereunder.

         13.3. In the event that a Settling Defendant is in default of any provision contained in Sections 4.5 through 4.9 of this Agreement, a Settling State shall have the right to immediately apply for relief, including termination of this agreement, to the court in which the Attorney General Action is pending.

                   SECTION 14: REPRESENTATIONS AND WARRANTIES.

         14.1. Each Settling Defendant represents and warrants that it (i) has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by such Settling Defendant of this Agreement and the consummation by it of the actions contemplated herein have been duly authorized by all necessary corporate action on the part of such Settling Defendant; (iii) the Agreement has been duly and validly executed and delivered by such Settling Defendant and constitutes its legal, valid and binding obligation; and (iv) this Agreement does not violate the charter of bylaws of such Settling Defendants or any Agreement to which the Settling Defendant is a party.

         14.2. Each Settling State represents and warrants that pursuant to its statutory and/or common law authority (i) it has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by such Settling State of this Agreement and the consummation by it of the actions contemplated herein have been duly authorized by all necessary action on the part of such Settling State; and (iii) the Agreement has been duly executed and authorized by such Settling State and constitutes its legal, valid and binding obligation.

                            SECTION 15: ARBITRATION.

         In the event that the Parties are unable to agree, after good faith efforts, to the determination or calculation for any applicable year of Market Share or Pretax Income hereunder, such determination or calculation shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association.

                        SECTION 16. MOST FAVORED NATION.

         16.1. It is the intent of the Parties hereto that the Settling Defendants enjoy a preferred position with respect to Non-Settling Tobacco Companies, in recognition of the Settling Defendants' willingness to enter into this Agreement. Accordingly, it is generally contemplated that settlements which involve all Settling States and a Non-Settling Tobacco Company (a "Group Other Settlement") or involving one Settling State and a Non-Settling Tobacco Company (a "Single State Other Settlement") shall meet certain minimum requirements in terms of the initial, periodic or lump sum payments to be made by the Non-Settling Tobacco Company (each a "Benchmark Figure"). The recital of these Benchmark Figures herein is solely for the purposes of insuring that the Settling Defendants enjoy a preferred position with respect to Non-Settling Tobacco Companies and is not intended in any way to reflect the value of the Settling States' claims against Non-Settling Tobacco Companies. For purposes of this

Section 16, a settlement involving a Non-Settling Tobacco Company and some, but not all, Settling States shall be deemed a Single Other Settlement, and the preferred position of the Settling Defendant shall be governed by Subsections
16.1.3 and 16.1.4 hereof, and determined on a state-by-state basis.

         16.1.1. In the case of a Group Other Settlement which includes an initial payment such as that provided for in Section 6.3.1 hereof, the Benchmark Figure shall be that figure which represents three times the Present Value of the initial payment made hereunder, adjusted for Market Share at the time of such payment. Thus, if at the time of the initial payment hereunder, the Settling Defendant had a market share of 2 percent and made a payment the Present Value of which is $15 million, and the Settling States subsequently enter into a Group other Settlement with a Non-Settling Tobacco Company which has a market share of ten percent (10%) the Benchmark Figure for the initial payment shall be $225 million. To the extent that the initial payment actually provided for in such Group Other Settlement is less than the Benchmark Figure, the Settling Defendant shall receive a credit in like amount, up to the amount of the present value of the initial payment made hereunder, against all future payment obligations hereunder.

         16.1.2. In the case of a (i) Group Other Settlement which included only a lump sum or periodic payments, and (ii) with respect to the periodic payments included in a Group Other Settlement which also includes an initial payment, the Benchmark Figure shall be that amount which constitutes three times the Present Value of all amounts paid or payable by the Settling Defendant hereunder (excluding, if the Group Other Settlement contains an initial payment, the initial payment hereunder), assuming, in the case of future payments, no increase or decrease in Market Share but assuming inflation in revenues, all adjusted for Market Share. Thus, if the Present Value of a Settling Defendant's payments made or to be made hereunder is $60 million and such Settling Defendant enjoys a Market Share of 2%, the Benchmark Figure for a Non-Settling Defendant which at the time of a Group Other Settlement enjoys a Market Share of 15% would be $1,350 million. Similarly, the Benchmark Figure for a Non-Settling Defendant which at the time of a Group Other Settlement enjoys a Market Share of 5% would be $450 million. To the extent that the Present Value of the lump sum or periodic payments to be made under a Group Other Settlement is less than the Benchmark Figure, the Settling Defendant shall receive a credit in like amount, up to the amount of any remaining payment obligations hereunder.

         16.1.3. In the case of a Single State Other Settlement which includes an initial payment such as that provided for in Section 6.3.2 hereof, the Benchmark Figure shall be that figure which represents three times the Present Value of the initial payment made hereunder to such Settling State, adjusted for Market Share at the time of such payment, computed in accordance with Section
16.1.1. To the extent that the initial payment actually provided for in such Single State Other Settlement is less than the Benchmark Figure, the Settling Defendant shall receive a credit in like amount, up to the amount of the present value of the initial payment made to the Settling State hereunder, against all future payment obligations to the Settling State hereunder.

         16.1.4. In the case of a Single Other Settlement which includes only a lump sum or periodic payments, and with respect to the periodic payments included in a Single State Other Settlement which also includes an initial payment, the Benchmark Figure shall be that amount which constitutes three times the Present Value of all amounts paid or payable by the Settling Defendant to the Settling State hereunder (excluding, if the Single State Other

Settlement contains an initial payment, the Initial Payment hereunder), assuming, in the case of future payments, no increase or decrease in Market Share but assuming inflation in revenues, all adjusted for Market Share, computed as set forth in Section 16.1.2. To the extent that the Present Value of the lump sum or periodic payments to be made under a Single State Other Settlement is less than the Benchmark Figure receive a credit in like amount, up to the amount of any remaining payment obligations to the Settling State hereunder.

         16.1.5. Solely for the purposes of Section 16.1, the payments due to each of the Settling States in a year shall be deemed to be equivalent to the product of (a) 10% of the Settling Defendant's Pretax Income and (b) that State's Allocation.

         16.1.6. The Benchmark Figure set for in Sections 16.1.1 through 16.1.4 does not reflect in any fashion the Settling States' view as to an appropriate settlement or resolution with any Non-Settling Tobacco Company.

         16.2. Except as provided in Section 16.1 hereof, in the event that, subsequent to the date of this Agreement, any settlement of any Settling State's Attorney General Action is reached with any Non-Settling Defendant, which is not a Party hereto and such settlement is on any terms more favorable to such Non-Settling Defendant than are the terms of this Agreement to a Settling Defendant, such Settling Defendant shall each have the right to replace or modify any or all of the terms of this Agreement with, or add to this Agreement, any or all such more favorable terms.

         16.3. In the event that, subsequent to the date of this Agreement, any of the Settling Defendants enters into a settlement agreement with any State other than a Settling State on terms (relating to the then Present Value of amounts payable under such settlement agreement, compliance with the FDA Rule or cooperation) that are more favorable to the State than those contained herein (as adjusted for relative State's Allocation), the Settling States shall have the right with respect to such Settling Defendant to replace or modify any or all of the terms of this Agreement with, or add to this Agreement, any or all such more favorable terms (adjusted for relative State's Allocation).

                          SECTION 17: FUTURE AFFILIATE.

         17.1. The terms of this Agreement shall not be binding upon or applicable to a Future Affiliate of the Settling Defendants, except as provided for in this Section 17.

         17.2. In the event of a Future Affiliate Transaction, the Settling States shall not (a) seek to enjoin or otherwise challenge a spinoff or like disposition of the stock or assets of any Affiliate of the Future Affiliate which is not as of the date of the execution of this Agreement a Parent of a company engaged in Domestic Tobacco Operations or itself engaged in Domestic Tobacco Operations ("Spinoff Affiliate"), (b) bring suit or otherwise take action against the Parent of the Future Affiliate with respect to such spinoff or like disposition of stock or assets, or (c) bring suit or otherwise take action against a Spinoff Affiliate for claims asserted in or related to an Attorneys General Action (and thereby release such Spinoff Affiliate pursuant to, MUTATIS MUTANDIS, Section 7.1 hereof). The Settling States reserve the right to take the actions described in this Section 17.2 in the event that such spinoff or like disposition is sought by someone other than Brooke Group or a Future Affiliate or an Affiliate of a Future Affiliate.

         17.3. With respect to subsection 17.2, nothing in this provision, or elsewhere in this Agreement, limits the authority of the Attorneys General to challenge any transaction which they reasonably believe is in violation of federal or state antitrust law.

         17.4. In the event of a Future Affiliate Transaction after which Liggett remains as a separate entity such that Liggett's Pretax Income is readily calculable, Section 6.3.3 hereof shall remain in effect with respect to Pretax Income solely attributable to such separate entity. In the event of a Future Affiliate Transaction by which Liggett's Pretax Income is not readily calculable, Settling Defendants and the Attorneys General and their respective counsel, each agree to exercise best efforts to negotiate in good faith a payment schedule to replace that set forth in Section 6.3.3. Nothing in this
Section 17.4 affects in any way Liggett's payment obligations under Sections
6.3.1 or 6.3.2 hereof.

         17.5. Promptly after a Future Affiliate Transaction, a Future Affiliate shall abide by Sections 4.4 through 4.8 of the March 1997 Agreement.

         17.6. Promptly after a Future Affiliate Transaction, Settling Defendants and the Attorneys General and their respective counsel, each agree to exercise best efforts to negotiate in good faith a settlement of all Attorneys General Actions against a Future Affiliate's Domestic Tobacco Operations.

         17.7. Prior to a Future Affiliate Transaction, Settling Defendants shall not enter into any agreement with any prospective Future Affiliate which diminishes or impairs the prospective Future Affiliate's assets, other than in the established and/or ordinary course of business of such prospective Future Affiliate and shall use best efforts to prevent such prospective Future Affiliate from diminishing or impairing such assets. In the event of a Future Affiliate Transaction, Settling States reserve all of their rights to prevent the Future Affiliate from diminishing or impairing the Future Affiliate's Tobacco assets, other than in the established and/or ordinary course of business of such Future Affiliate.

                           SECTION 18: MISCELLANEOUS.

         18.1. All terms of this Agreement and/or obligations created thereby shall be deemed to include a covenant of good faith and fair dealing on behalf of all parties.

         18.2. Brooke Group shall provide to all Settling States at the time of execution of this Agreement, an opinion in form satisfactory to the Settling States from legal counsel for Brooke Group as to the due execution of the Settlement Agreement by Brooke Group and Liggett and its enforceability against Brooke Group and Liggett and such other matters contemplated by Section 14.1 (other than the "agreements" referenced in clause (iv)).

         18.3. In the event that a termination occurs pursuant to any section of this Agreement, neither the Attorney General Settlement Fund Board, nor any Settling State shall be required to return any payment received pursuant to this Agreement.

         18.4. Subject to the provisions of Section 18 herein, this Agreement, including all Appendices attached hereto, if any, shall constitute the entire Agreement among the parties with regard to the subject of this Agreement and shall supersede any previous agreement and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may be changed, modified, or amended only in writing signed by all Parties or by Court Order.

         18.5. With respect to each Settling State, this Agreement shall be construed under and governed by the laws of such State applied without regard to its law applicable to choice of law.

         18.6. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         18.7. Any judgment by a court that any provision of this Agreement, as applied to any party or to any circumstance, is invalid or unenforceable shall in no way affect any other provision of this Agreement or the application thereof in any other circumstances, and such provision so adjudged invalid or unenforceable shall be enforced to the maximum extent permitted by law.

         18.8. This Agreement shall be binding upon and inure to the benefit of the Settling States, the Settling Defendants, and their representatives, heirs, successors, and assigns.

         18.9. Nothing in this Agreement shall be construed to subject any Settling Defendant's parent or affiliated company to the financial obligations or liabilities of that Settling Defendant.

         18.10. The headings of the Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction.

         18.11. Any notice, request, instruction, or application for court orders sought in connection with this Agreement or other document to be given by any Party to any other Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to the Settling Defendants to the attention of Settling Defendants' Counsel, if to a Settling State to the attention of that State's Attorney General.


         18.12. References to or use of a singular noun or pronoun in this Agreement shall include the plural, unless the context implies otherwise.

         18.13. The Settling Defendants shall not represent directly or indirectly that the court or the Settling States or any Attorney General's

         18.12. References to or use of a singular noun or pronoun in this Agreement shall include the plural, unless the context implies otherwise.

         18.13. The Settling Defendants shall not represent directly or indirectly that the court or the Settling States or any Attorney General's

Office has sanctioned, condoned, or approved any part or aspect of their business operation or practices.

         18.14. In the event that any Settling State's Attorney General must initiate legal action or incur any costs to compel the Settling Defendants to abide with the terms of this Agreement, the Settling Defendants shall be liable for any such costs, including but not limited to a reasonable sum for attorneys' fees.

         18.15. The Settling Defendants shall pay their own attorney's fees and costs related in any way to this Settlement Agreement including any fees or costs incurred in connection with any investigation, compliance action, or Attorney General Action by the Settling States or any Subsequent Settling States.

                       SECTION 19: CONTINUING JURISDICTION

         For those Settling States which have Attorney General Actions pending, this Agreement is intended to be filed in the courts in which such Actions are pending along with an appropriate motion or other pleading seeking to have this Agreement entered as a Final Judgment and Consent Decree or other comparable Order of the court. In each such Action, such Motion or other pleading shall be filed jointly by the Settling State and the Settling Defendants. Such Motion or other pleading shall include language requesting that jurisdiction be retained by the Court for the purpose of enabling any party to that Consent Decree to apply to the Court for further orders, to ensure compliance, seek relief, and/or request sanctions.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and date first written above.


BROOKE GROUP LTD.

/s/ BENNETT S. LEBOW
------------------------
By Bennett S. LeBow

DATE:
     -------------------

LIGGETT GROUP, INC.




/s/ BENNETT S. LEBOW
------------------------
By Bennett S. LeBow

DATE:
     -------------------



LIGGETT & MYERS INC.



/s/ BENNETT S. LEBOW
------------------------
By Bennett S. LeBow

DATE:
     -------------------



KASOWITZ, BENSON, TORRES & FRIEDMAN

/s/ MARC E. KASOWITZ
------------------------
By Marc E. Kasowitz

DATE:
     -------------------



Attorneys for BROOKE GROUP LTD.,
LIGGETT GROUP, INC. AND
LIGGETT & MYERS INC.

                                   APPENDIX A
                                   ----------

OHIO

PENNSYLVANIA

COLORADO

NEW MEXICO

WYOMING

IDAHO

NEW HAMPSHIRE

MONTANA

NEBRASKA

RHODE ISLAND

ARKANSAS

MISSOURI

NORTH DAKOTA

MAINE

WASHINGTON, D.C.

U.S. VIRGIN ISLANDS

NORTH MARIANA ISLANDS

TERRITORY OF GUAM

                                   APPENDIX B

ALABAMA                                                       1.4686090%

ALASKA                                                        0.2109795%

ARIZONA                                                       1.3393470%

ARKANSAS                                                      0.7524795%

CALIFORNIA                                                   10.1783580%

COLORADO                                                      1.2457280%

CONNECTICUT                                                   1.6870710%

DELAWARE                                                      0.2600965%

D.C.                                                          0.5517000%

FLORIDA                                                       4.9931995%

GEORGIA                                                       2.2304125%

HAWAII                                                        0.4476520%

IDAHO                                                         0.2308300%

ILLINOIS                                                      4.2294035%

INDIANA                                                       1.7995035%

IOWA                                                          0.7902830%

KANSAS                                                        0.7575730%

KENTUCKY                                                      1.6003985%

LOUISIANA                                                     2.0167520%

MAINE                                                         0.6991235%

MARYLAND                                                      2.0541205%

MASSACHUSETTS                                                 3.6702975%

MICHIGAN                                                      3.9546980%

MINNESOTA                                                     2.0636765%

MISSISSIPPI                                                   0.7856500%

MISSOURI                                                      2.0669735%

MONTANA                                                       0.2867125%

NEBRASKA                                                      0.4413985%

NEVADA                                                        0.4549855%

NEW HAMPSHIRE                                                 0.6051470%

NEW JERSEY                                                    3.3842275%

NEW MEXICO                                                    0.4426765%

NEW YORK                                                     11.3673610%

NORTH CAROLINA                                                2.1193920%

NORTH DAKOTA                                                  0.2333295%

OHIO                                                          4.5660970%

OKLAHOMA                                                      0.9415575%

OREGON                                                        1.0428990%

PENNSYLVANIA                                                  5.2222805%

RHODE ISLAND                                                  0.6532830%

SOUTH CAROLINA                                                1.0689735%

SOUTH DAKOTA                                                  0.2178195%

TENNESSEE                                                     2.2180875%

TEXAS                                                         5.0998475%

UTAH                                                          0.3050030%

VERMONT                                                       0.2743775%

VIRGINIA                                                      1.8580990%

WASHINGTON                                                    1.8658350%

WEST VIRGINIA                                                 0.8055435%

WISCONSIN                                                     1.8829015%

WYOMING                                                       0.1264015%

AMERICAN SAMOA                                                0.0078600%

N. MARIANA ISLAND                                             0.0012700%

GUAM                                                          0.0057040%

U.S. VIRGIN ISLANDS                                           0.0044130%

PUERTO RICO                                                   0.4116015%





TOTAL                                                       100.0000000%

                                   APPENDIX C

                                                                       Date

         Re:          Comprehensive Tobacco Control Legislation

Dear____________________:

         The undersigned Attorneys General have reached a settlement with Brooke Group, Ltd., Liggett & Myers, Inc. and the Liggett Group, Inc. (collectively referred to as "Liggett"). Because of the Liggett's willingness to turn state's evidence in our litigation against the tobacco industry, we believe that Liggett deserves special consideration with respect to the FINANCIAL terms of any comprehensive tobacco control legislation enacted by Congress.

         Specifically, in the event that such legislation mirrors the resolution reached between the Attorneys General and the tobacco industry in June 1997, we suggest that Liggett's financial obligations be as follows:

                  Liggett shall have no obligation with respect to the $10 billion up front payment.

                  Liggett shall be excused from any of the required per year payments to the extent that its market share is not more than 3%.

                  To the extent that Liggett's share ever exceeds 3%, it shall be required to pay its share of the annual payments required by any legislation on the amount over 3%.

                                            Sincerely,

                                            [Insert AG Name]
                                            [Insert Position]

                                       STATE OF OHIO



                                       /s/ BETTY D. MONTGOMERY
                                       ----------------------------------------
                                       BETTY D. MONTGOMERY
                                       Attorney General

                                       30 East Broad Street, 17th Floor
                                       Columbus, Ohio  43215-3428
                                       Telephone: (614) 466-3376
                                       FAX: (614) 466-5087






LIGGETT III SETTLEMENT AGREEMENT

                                       STATE OF COLORADO



                                       /s/ GALE A. NORTON
                                       ----------------------------------------
                                       Gale A. Norton
                                       Attorney General

                                       1525 Sherman Street, 5th Floor
                                       Denver, Colorado  80203
                                       Telephone: (303) 866-3052
                                       FAX: (303) 866-3955






LIGGETT III SETTLEMENT AGREEMENT

                                       STATE OF WYOMING



                                       /s/ WILLIAM U. HILL
                                       ----------------------------------------
                                       William U. Hill
                                       Attorney General

                                       123 Capital Building
                                       Cheyenne, WY  82002
                                       Telephone: (307) 777-7841
                                       FAX: (307) 777-6869






LIGGETT III SETTLEMENT AGREEMENT

                                       STATE OF IDAHO




                                       /s/ ALAN G. LANCE
                                       ----------------------------------------
                                       Alan G. Lance
                                       Attorney General

                                       Office of the Attorney General
                                       Consumer Protection Unit
                                       Len B. Jordan Building
                                       650 W. State St., Lower Level
                                       P.O. Box 83720
                                       Boise, Idaho  83720-0010
                                       Telephone: (208) 334-2424
                                       FAX: (208) 334-2830






LIGGETT III SETTLEMENT AGREEMENT

                                       STATE OF NEW HAMPSHIRE

                                       Philip T. McLaughlin
                                       Attorney General



                                       /s/ WALTER L. MARONEY
                                       ----------------------------------------
                                       Walter L. Maroney
                                       Senior Assistant Attorney General
                                       (Bar No. 8206)
                                       33 Capitol Street
                                       Concord, New Hampshire  03301
                                       Telephone: (603) 271-3643
                                       FAX: (603) 271-2110





LIGGETT III SETTLEMENT AGREEMENT

                                       STATE OF MONTANA



                                       /s/ CHRIS D. TWEETEN
                                       ----------------------------------------
                                       Chris D. Tweeten
                                       Chief Counsel

                                       Joseph P. Mazurek
                                       Attorney General of Montana
                                       Justice Building
                                       215 North Sanders
                                       P.O. Box 201401
                                       Helena, MT  59620-1401






LIGGETT III SETTLEMENT AGREEMENT

                                       STATE OF NEBRASKA

                                       /s/ DON STENBERG
                                       ----------------------------------------
                                       Don Stenberg
                                       Attorney General

                                       2115 State Capitol
                                       Lincoln, NE  68509
                                       Telephone: (402) 471-2682
                                       FAX: (402) 471-3297






LIGGETT III SETTLEMENT AGREEMENT

                                       Respectfully submitted,
                                       STATE OF RHODE ISLAND
                                       By Its Attorney,



                                       /s/ JEFFREY B. PINE
                                       ----------------------------------------
                                       Jeffrey B. Pine
                                       Attorney General
                                       Attorney Bar #2278
                                       Maureen G. Glynn
                                       Assistant Attorney General
                                       Attorney Bar #3800
                                       150 South Main Street
                                       Providence, Rhode Island  02903
                                       Telephone: (401) 274-4400, Ext. 2301
                                       FAX: (401) 274-3050






LIGGETT III SETTLEMENT AGREEMENT

                                       STATE OF ARKANSAS

                                       /s/ WINSTON BRYANT
                                       ----------------------------------------
                                       Winston Bryant
                                       Attorney General

                                       Shirley Guntharp
                                       Deputy Attorney General

                                       Timothy Gauger
                                       Assistant Attorney General

                                       323 Center Street, Suite 200
                                       Little Rock, Arkansas 72201
                                       Telephone: (501) 682-2007






LIGGETT III SETTLEMENT AGREEMENT

                                       DISTRICT OF COLUMBIA

                                       John M. Ferren
                                       Corporation Counsel

                                       Robert R. Rigsby
                                       Deputy Corporation Counsel
                                       Enforcement Division

                                       Louis E. Rumbaut
                                       Director
                                       Civil Branch

                                       /s/ STUART CAMERON
                                       ----------------------------------------
                                       Stuart Cameron
                                       Assistant Corporation Counsel
                                       Enforcement Division, Rm 6N72
                                       441 4th Street, N.W.
                                       Washington, D.C.  20001
                                       Telephone: (202) 727-6240




LIGGETT III SETTLEMENT AGREEMENT

                                       STATE OF MISSOURI

                                       /s/ JEREMIAH W. NIXON
                                       ----------------------------------------
                                       Jeremiah W. (Jay) Nixon
                                       Attorney General

                                       P.O. Box 899
                                       Jefferson City, Missouri 65102
                                       Telephone: (573) 751-5227
                                       FAX: (573) 751-0774






LIGGETT III SETTLEMENT AGREEMENT

                                       TERRITORY OF THE UNITED STATES
                                       VIRGIN ISLANDS

                                       /s/ JULIO A. BRADY
                                       ----------------------------------------
                                       Julio A. Brady
                                       Attorney General

                                       VI Department of Justice
                                       48B-50C Kronprindsens Gade
                                       GERS Building, Second Floor
                                       St. Thomas, U.S.V.I.  00802
                                       Telephone: (340) 774-5666
                                       FAX: (340) 774-9710






LIGGETT III SETTLEMENT AGREEMENT

                                       STATE OF MAINE



                                       /s/ ANDREW KETTERER
                                       ----------------------------------------
                                       Andrew Ketterer
                                       Attorney General

                                       Dept. of the Attorney General
                                       Six State House Station
                                       Augusta, ME  04333
                                       Telephone: (207) 626-8800
                                       FAX: (207) 287-3145




LIGGETT III SETTLEMENT AGREEMENT